Exhibit 99.6
EXECUTION COPY
STOCKHOLDERS’ AGREEMENT
by and among
TAS HOLDING, INC.
and
THE STOCKHOLDERS NAMED HEREIN
Dated as of April 10, 2006

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		Page
9.14	ESCROW	24

10.	TERMINATION	24

10.1	TERMINATION AS TO STOCKHOLDER	24

10.2	TERMINATION OF AGREEMENT	24

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     STOCKHOLDERS’ AGREEMENT (the “Agreement”), dated as of April 10, 2006, by and among TAS Holding, Inc., a Delaware corporation (the “Company”), and the Stockholders specified on the signature pages to this Agreement.
W I T N E S S E T H :
     WHEREAS, each of the Stockholders is concurrently entering into a Transaction Agreement with the Company, dated as of the date hereof (the “Transaction Agreement”);
     WHEREAS, pursuant to the terms and subject to the conditions set forth in each of the Transaction Agreement, the Stockholders will, among other things, purchase shares of Common Stock (as hereinafter defined);
     WHEREAS, it is a condition to the parties entering into the Transaction Agreement that this Agreement be executed to restrict the transfer of the Shares (as hereinafter defined) and to provide for certain other rights and obligations as set forth herein.
     NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
1.	DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:
     “Affiliate” shall mean, as to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The term “controlling” and “controlled” shall have meanings correlative to the foregoing.
     “Board of Directors” shall mean the Board of Directors of the Company.
     “Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (i) required under GAAP to be capitalized on the balance sheet of such Person or (ii) a transaction of a type commonly known as a “synthetic lease” (i.e. a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).
     “Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.
     “Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.
          “Carrying Value” shall mean, with respect to a Share, the price paid by the selling Management Stockholder for any such Share, less the amount of dividends paid to such Management Stockholder in respect of such Share.
          “Cause” shall mean (i) in the case of a Stockholder with a written employment agreement with the Company or any of its Subsidiaries in which ‘Cause’ is defined, as defined in such agreement and (ii) in all other cases, a termination of such Stockholder’s employment by the Company or any of its Subsidiaries due to (A) the refusal or neglect of the Stockholder to perform his employment-related duties, (B) the Stockholder’s personal dishonesty, incompetence, willful misconduct or breach of fiduciary duty, (C) the Stockholder’s conviction of or entering a plea of guilty or nolo contendere to a crime constituting a felony or his or her willful violation of any law, rule, or regulation (other than a traffic violation or similar offense or violation outside of the course of employment which in no way adversely affects the Company or its reputation or the ability of the Stockholder to perform his employment-related duties or to represent the Company), or (D) the breach by the Stockholder of any written covenant or agreement with the Company or any of its Subsidiaries not to disclose any information pertaining to the Company or such subsidiary or not to compete or interfere with the Company or such subsidiary.
          “Common Stock” shall mean the common stock of the Company, $0.01 par value per share.
          “Common Stock Equivalents” shall mean (i) any evidences of Indebtedness, shares of stock or other securities directly or indirectly convertible into or exchangeable for shares of any class of Common Stock, and (ii) any right, option or warrant to subscribe for, purchase or otherwise acquire, directly or indirectly, shares of any class of Common Stock; provided, that unless otherwise specified herein, for the purposes of computing the number of Shares either outstanding or held by a Stockholder, the Common Stock Equivalents outstanding or held by such Stockholder shall be deemed to be converted, exercised or exchanged for shares of Common Stock, whether or not such conversion, exercise or exchange has actually been effected, but only to the extent then convertible, exercisable or exchangeable and vested.
          “Company” shall have the meaning set forth in the preamble. Notwithstanding anything in this Agreement to the contrary, the term “Company” shall mean, without limitation, any successor corporation into which the Company is merged.
          “Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (3) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (4) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product or service warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.
          “Disability” shall mean if, as a result of such Stockholder’s incapacity due to reasonably documented physical or mental illness, such Stockholder shall have been unable for more than six months within any 12-month period to perform his or her duties with the Company or such subsidiary on a full-time basis.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.
          “ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.
          “Fair Market Value” of the Shares shall mean, on any day, with respect to Shares which are (a) listed on a United States securities exchange, the last sales price of such stock on such day on the largest United States securities exchange on which such stock shall have traded on such day, or if such day is not a day on which a United States securities exchange is open for trading, on the immediately preceding day on which such securities exchange was open, (b) not listed on a United States securities exchange but is included in The NASDAQ Stock Market System (including the NASDAQ National Market), the last sales price on such system of such stock on such day, or if such day is not a trading day, on the immediately preceding trading day, or (c) neither listed on a United States securities exchange nor included in The NASDAQ Stock Market System, the fair market value thereof (as of a date which is not more than 20 days prior to the date as of which the determination is to be made) determined in good faith jointly by the Company and the Transferring Stockholder (except that, (i) in the case of an Involuntary Transfer (A) which is to an Affiliate of the Principal Stockholder, such determination shall be made jointly by the Company, the Involuntary Transferee and the Minority Stockholder or (B) which is not to an Affiliate of the Principal Stockholder, such determination shall be made jointly by the Company and the Involuntary Transferee and (ii) in the case of a transfer pursuant to

Section 3.7, such determination shall be made by the Principal Stockholder and the Minority Stockholder)); provided, however, (A) that if, solely with respect to clause (i) above, such parties are unable to reach agreement within a reasonable period of time, the Fair Market Value shall be determined in good faith by an Independent Appraiser selected jointly by the Company and the Transferring Stockholder (or Involuntary Transferee and the Minority Stockholder, if applicable) or, if that selection cannot be made within 10 days, by an Independent Appraiser selected by the American Arbitration Association in accordance with its rules, which determination shall be conclusive and binding on the parties and (B) that if, solely with respect to clause (ii) above, such parties are unable to reach agreement within the 10 day time period prescribed by Section 3.7, then, subject to the provisions of Section 3.7, the Principal Stockholder and the Minority Stockholder shall (i) no later than 5 days after the expiration of such 10 day period set forth above, engage an Independent Bank regarding a Sale of the Company and (ii) confer for a period of no more than 30 days after the expiration of such 10 day period set forth above regarding plans or proposals for a Sale of the Company, including without limitation the solicitation of offers with respect to a Sale of the Company by third parties who are not Affiliates or Permitted Transferees of the Minority Stockholder, the Principal Stockholder or the Company, as applicable and the Fair Market Value shall be deemed to be the highest bona fide cash price per share offered during such 30 day period by such third parties. Fair Market Value, as determined pursuant to this Agreement, shall be based upon all considerations that the Independent Appraiser determines to be relevant, including the results of operations of the Company and any previous internal or third party appraisals of the fair market value of the Shares. All determinations of Fair Market Value under this Agreement shall be made by determining the Fair Market Value of the total equity of the Company and apportioning that value among the Shares subject to the determination without taking into consideration any premium for control, discount for minority interests, restrictions on transfer or the voting rights of the Shares subject to the determination but, in the case of any Common Stock Equivalent, taking into account any exercise price or purchase price thereof and any limitations on its exercisability.
          “Family Member” shall have the meaning assigned to such term in Section 3.1(b).
          “GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.
          “Good Reason” shall mean (i) in the case of a Stockholder with a written employment agreement with the Company or any of its Subsidiaries in which ‘Good Reason’ is defined, as defined in such agreement and (ii) in all other cases, if such Stockholder voluntarily terminates his or her employment with the Company or any of its Subsidiaries as a result of a significant reduction by the Company or such subsidiary of such Stockholder’s current salary, bonus or any agreed upon benefit provided under any employment agreement between the Company and such Stockholder without his or her prior written consent, other than any such reduction which is part of a general salary reduction or other concessionary arrangement affecting all employees or affecting the group of employees of which such Stockholder is a member (after receipt by the Company of written notice and a 20-day cure period).
          “Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values

(including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.
          “Indebtedness” means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than 90 days after the date such payable was created); (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (v) all Capitalized Lease Obligations of such Person; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (vii) all obligations and liabilities of such Person under Hedging Agreements; (viii) all Contingent Obligations; (ix) liabilities incurred under Title IV of ERISA with respect to any plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained for employees of such Person or any of its ERISA Affiliates; (x) withdrawal liability incurred under ERISA by such Person or any of its ERISA Affiliates with respect to any Multiemployer Plan; and (xi) all obligations referred to in clauses (i) through (x) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer.
          “Independent” means a Person (i) who does not accept any consulting, advisory, or other compensatory fee from the Company, the Principal Stockholder, the Minority Stockholder or any of their Affiliates (other than customary renumeration paid to such Person as a director of the Company); and (ii) who is not an Affiliate or affiliated person of the Company, the Principal Stockholder or the Minority Stockholder.
          “Independent Appraiser” means a third party appraiser which (i) does not have a current material business or other relationship with the Company, any Stockholders of the Company or any of their respective Affiliates and (ii) is a nationally recognized investment banking or accounting firm or an Affiliate of such a firm.
          “Independent Bank” means a nationally recognized investment banking an Affiliate of such a firm which does not have a current material business or other relationship with the Company, any Stockholders of the Company or any of their respective Affiliates..
          “Inventory” means, with respect to any Person, all goods and merchandise of such Person, including, without limitation, all raw materials, work-in-process, packaging, supplies, materials and finished goods of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired, and all such other property the sale or other disposition of which would give rise to an account receivable or cash.
          “Involuntary Transfer” shall mean any transfer, proceeding or action by or in which a Stockholder shall be deprived or divested of any right, title or interest in or to any of the Shares otherwise than by a voluntary decision on the part of such Stockholder, including any seizure under levy of attachment or execution, any transfer in connection with bankruptcy (whether pursuant to the filing of a voluntary or an involuntary petition under the United States Bankruptcy Code of 1978, or any modifications or revisions thereto) or other court proceeding to a debtor in possession, trustee in bankruptcy or receiver or other officer or agency, any transfer to a state or to a public officer or agency pursuant to any statute pertaining to escheat or abandoned property and any transfer pursuant to a divorce or separation agreement or a final decree of a court in a divorce action from which there is no further right of appeal; provided, however, that the term “Involuntary Transfer” shall not include any transfer upon the death of a Stockholder who is a natural person to his or her executors, testamentary trustees, legatees, beneficiaries or legal representatives, or upon the incapacity of a Stockholder who is a natural person, to his or her conservators or guardians.
          “IPO” shall mean the first firm commitment underwritten public offering of Common Stock of the Company which is registered under the Securities Act.
          “Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.
          “Management Stockholders” shall mean any Stockholder who is or becomes a member of the Company’s management or otherwise employed by the Company and their Permitted Transferees.
          “Merger” means the merger of the Company with and into TIMCO Aviation Services, Inc. (“Timco”) pursuant to the Merger Agreement.
          “Minority Stockholder” shall mean collectively, the parties listed on Annex A hereto, as amended from time to time.
          “Other Stockholders” shall have the meaning assigned to such term in Section 3.2(a).
          “Permitted Transferee” shall have the meaning assigned to such term in Section 3.1(b).
          “Person” shall mean any individual, firm, partnership, corporation, trust, joint venture, association, joint stock company, limited liability company, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof, and shall include any successor (by merger or otherwise) of such entity.

          “Principal Stockholder” shall mean LJH, LTD.
          “Registered Sale” shall mean a sale under an effective registration statement filed pursuant to the Securities Act.
          “Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of the date hereof, and as amended from time to time, among the Company and the Stockholders party thereto.
          “Retirement” shall mean the retirement of a Management Stockholder upon or after reaching the age of 65.
          “Sale of the Company” shall mean the sale of the Company to a Person (or group) that is not an Affiliate or Permitted Transferee of any Stockholder, pursuant to which such Person (or group) shall acquire beneficial ownership of 50% or more of the Shares (whether by merger, consolidation or transfer of Shares) or 50% or more of the assets and properties of the Company; provided; that solely with respect to Section 3.7 hereof the term “Sale of the Company” shall be deemed to refer to the acquisition of all the assets or properties of the Company or 100% of the Shares, as applicable.
          “Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder, or any successor statute.
          “Shares” shall mean any shares of Common Stock and any Common Stock Equivalents held by any Stockholder as of the date of this Agreement (unless specifically stated otherwise) and any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution for the Shares, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise and all such shares subsequently acquired for value, as if held on the date hereof.
          “Stockholders” shall mean, collectively, the parties listed on the signature pages to this Agreement and any transferee who has agreed to be bound by the terms and conditions of this Agreement in accordance with Section 4.
          “Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Person, (B) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (C) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

          “Tag Along Stockholder” shall have the meaning assigned to such term in Section 3.3(b).
          “Transaction Agreement” shall have the meaning set forth in the preamble.
          “transfer” shall have the meaning assigned to such term in Section 3.1(a).
          “Transfer Costs” shall have the meaning assigned to such term in Section 3.5.
          “Transferring Stockholder” shall have the meaning assigned to such term in Section 3.2(a).
2.	REPRESENTATIONS OF STOCKHOLDERS.
          Each of the Stockholders with respect to themselves represents and warrants as follows:
          2.1 Authorization. Such Stockholder has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, if such Stockholder is an entity, this Agreement has been duly authorized, executed and delivered by such Stockholder. This Agreement is valid, binding and enforceable against such Stockholder in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws of general application relating to or affecting the rights and remedies of creditors.
          2.2 Compliance with Laws and Other Instruments. The execution and delivery of this Agreement, and the performance of the obligations hereunder, will not (a) conflict with (i) for any Stockholder that is an entity, any provision of any governing instrument applicable to such Stockholder or (ii) any permit, franchise, judgment, decree, statute, rule or regulation applicable to such Stockholder or its business or property or (b) result in any material breach of any terms or provisions of, or constitute a material default under, any material contract, agreement or instrument to which such Stockholder is a party or by which it is bound or to which any assets of such party are subject.
          2.3 Consents. No filing with, or consent, approval, authorization or action of, any governmental authority or third party, is required to be made or obtained by or with respect to such Stockholder in connection with the execution and delivery of this Agreement by it, other than such filings, consents, approvals, authorizations or actions, the failure of which to make or obtain, individually or in the aggregate, would not materially affect its obligations hereunder.
          2.4 Investment. Each Stockholder acquiring Shares (i) is acquiring the Shares solely for such Stockholder’s own account for investment purposes, and not with a view to the distribution thereof, and will not sell or otherwise dispose of any Shares except in compliance with the Securities Act, the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder and the terms of this Stockholders Agreement, (ii) has received certain information concerning the Company and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Shares, (iii) is able to bear the economic risk and lack of liquidity inherent in holding the Shares, including the complete loss of such Stockholder’s investment in the Shares, and (iv) is an accredited investor, as defined in the rules promulgated under the Securities Act and/or either alone or with such Stockholder’s purchaser representative(s) has such knowledge and experience in financial and business matters that such Stockholder is capable of evaluating the merits and risks of an investment in the Shares.
3.	TRANSFER OF SHARES.
          3.1 General Restriction; Permitted Transfers.
               (a) General. No Stockholder shall, directly or indirectly, sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of (whether by operation of law or otherwise) (each, a “transfer”) any Shares or any right, title or interest therein or thereto, except (i) as expressly permitted herein, or (ii) pursuant to a Registered Sale.
               (b) Permitted Transfers. Any Stockholder may, subject to Section 4, transfer Shares to (i) with respect to a Stockholder who is a natural person, (A) a member of such Stockholder’s immediate family, which shall mean his or her spouse (except for a spouse with whom such Stockholder has entered into any divorce or separation agreement or action) and lineal descendants (whether natural or adopted) (each, a “Family Member”), (B) a trust, corporation, limited liability company or partnership, all of the beneficial interests in which shall be held by such Stockholder or one or more Family Members of such Stockholder, (C) in the case of such Stockholder’s incapacity, a guardian or conservator of such Stockholder, or (D) in the case of such Stockholder’s death, by will or by the laws of interstate succession, such Stockholder’s executors, administrators, testamentary trustees, legatees or beneficiaries; provided, however, that during the period any such trust, corporation, limited liability company or partnership provided for in subclause (B) above holds any right, title or interest in any Shares, no Person other than such Stockholder or one or more Family Members of such Stockholder may be or become beneficiaries, stockholders, members or limited or general partners thereof; and (ii) with respect to a Stockholder that is not a natural person, (A) an Affiliate of such Stockholder or (B) upon the liquidation or dissolution of such Stockholder, any general or limited partner, member or stockholder of such Stockholder (each Person referred to in the preceding clauses (i) and (ii) is herein referred to as a “Permitted Transferee”). Any transfer pursuant to this Section 3.1(b) may be effected without complying with the provisions of Section 3.2 or 3.3. Upon the consummation of, and as a condition to, any transfer pursuant to this Section 3.1(b), the transferee must execute an Instrument of Accession in the form of Exhibit A hereto and thereby become a party to, and be bound by, the terms and provisions of this Agreement. References in this Agreement to Shares held or owned by any Stockholder shall be deemed to include Shares held or owned by any such Permitted Transferee(s) and references to actions to be taken by a Stockholder shall be taken jointly by such Stockholder and its Permitted Transferee(s).
               (c) Pledge or Grant of Security Interest by Stockholder. Subject to Section 4, a Stockholder may pledge all or a portion of its Shares or grant a security interest therein to secure indebtedness of such Stockholder or any of its Permitted Transferees owing to a bank, other financial institution or other financing source; provided, however, that (i) any foreclosure or transfer of title pursuant to such pledge of (or grant of a security interest in) Shares shall not be governed by this Section 3.1(c) but shall be deemed an Involuntary Transfer, and (ii) the pledge agreements or other related financing agreements of any Stockholder shall be subject to and acknowledge the rights of the Company and the other Stockholders set forth herein.
          3.2 Notice Prior to Sale
               (a) Information Notice. Except for a transfer permitted by Section 3.1(b) and subject to compliance with the provisions of Sections 3.3 and 4, prior to any transfer (other than in connection with a tender offer or exchange offer) of Shares by a Stockholder (a “Transferring Stockholder”), such Transferring Stockholder shall not approach any bona-fide buyer prior to informing the other Stockholders (the “Other Stockholders”), in writing (the “Information Notice”) of the Transferring Stockholders desire to seek a buyer and the expiration of ten (10) days from the date of said Information Notice. The Transferring Stockholder, through its representative, shall meet or confer with the Other Stockholders regarding its plans and proposals at reasonable times and places during the ten (10) days following the Information Notice (the “Information Period”).
               (b) Permitted Transfers. Upon the expiration of the Information Period, subject to Section 3.3, the Transferring Stockholder may consummate a sale of Shares by entering within 120 days from the expiration of the Information Period into a definitive agreement with a third party. If any sale to a third party pursuant to this clause (b) is not consummated within 120 days of the date of execution of the applicable purchase agreement, the restrictions provided for herein shall again become effective, and no transfer of Shares may be made thereafter (other than in a transfer pursuant to Section 3.1) by the Transferring Stockholder without again notifying the Other Stockholders in accordance with this Section 3.2.
               (c) Right of First Refusal.
               (i) Except for a transfer permitted by Section 3.1(b), if the Minority Stockholder or its Permitted Transferee desires to sell, dispose of, or otherwise transfer all or any of its Shares (the “Option Stock”) to any Person that is not an Affiliate or Permitted Transferee of the Minority Stockholder and who has made an unsolicited bona-fide offer to purchase such Option Stock (other than by means of a tender offer or exchange offer registered with the SEC) (the “Proposed Transferee”), then, before transferring any of the Option Stock to such Proposed Transferee, (i) it shall have received a bona fide written offer to purchase the Option Stock at a stated dollar price per share for cash, and (ii) it shall give written notice (the “Option Notice”) to the Principal Stockholder . The Option Notice shall:
(A)	certify that the Minority Stockholder has received a bona fide written offer to purchase the Option Stock and enclose a copy of such offer,

(B)	identify the Proposed Transferee who has made such bona fide offer,

(C)	state the number of Shares the Proposed Transferee has offered to purchase,

(D)	state the purchase price per share for the Shares to be transferred and other material terms and conditions of the Transferor’s offer to purchase the Option Stock, and

(E)	state the date on which the Option Notice is being sent to the Principal Stockholder (the “Notice Date”).
               (ii) On or before the twentieth (20th) day after the Notice Date, the Principal Stockholder may exercise an option to purchase all but not less than all of the Option Stock for the same purchase price and on the same terms and conditions as the Proposed Transferee’s offer as set forth in the Option Notice. The Principal Stockholder shall exercise its option by giving written notice to the Minority Stockholder on or before the expiration of the twentieth (20th) day after the Notice Date (the “Exercise Notice”). The aggregate purchase price specified in the Option Notice shall be paid solely in cash.
               (iii) The closing for the purchase by the Principal Stockholder of the Option Stock under Section 3.2(c) shall be held at 10:00 a.m. at the principal office of the Company, on the date specified in the Exercise Notice (the “Closing Date”), which date shall be not earlier than 30 days nor later than 60 days after the date of the Exercise Notice. The purchase price and all other terms for such purchase of the Option Stock shall be as set forth in the Option Notice. At such closing, the Minority Stockholder shall deliver certificates representing the Option Stock, duly endorsed for transfer and accompanied by all requisite stock transfer taxes, if any, against payment of the purchase price therefore, and the Option Stock shall be free and clear of any liens, charges, claims or encumbrances (other than restrictions imposed pursuant to applicable Federal and state securities laws and restrictions imposed by this Agreement) and the Minority Stockholder shall so represent and warrant. The Minority Stockholder shall further represent and warrant that it is the record and beneficial owner of such Shares and make such additional representations and warranties as shall be customary in transactions of a similar nature.
               (iv) If the Principal Stockholder does not elect to purchase all of the Option Stock set forth in the Option Notice, the Minority Stockholder may (subject to the terms of Section 4) transfer the Option Stock to the Proposed Transferee named in the Option Notice for the consideration no less than that stated in the Option Notice and substantially upon the terms set forth in the Option Notice. The transfer of the Option Stock to the Proposed Transferee must be consummated within a period of 120 days after the date of the Notice Date. Any transfer after the expiration of such 120-day period and any transfer to a different transferee or for different form of consideration or upon terms and conditions substantially different from those set forth in the Option Notice shall be null and void.
               (v) Failure to Exercise Options. The failure of the Principal Stockholder to give any written notice specified in this Section 3.2(c) within the time period specified herein shall be deemed to be a waiver of its rights under this Section 3.2(c).
          3.3 Tag Along Rights.

               (a) The Principal Stockholder may not and shall cause its Affiliates not to, transfer any Shares to one or more third parties if such transactions, together with all Shares previously transferred by the Principal Stockholders to one or more third parties, would, if consummated, result in the Principal Stockholder transferring more than 25% of the aggregate number of Shares held by the Principal Stockholder (without giving effect to any previous transfers pursuant to Section 3.1(b) or this Section 3.3), unless each Other Stockholder is offered a right to sell (the “Tag Along Right”) in such transfer with such Principal Stockholder. Any sale pursuant to this Section 3.3 shall be made in compliance with the provisions of Section 3.2.
               (b) At least 20 days prior to any such transfer, such Principal Stockholder will deliver a sale notice to the Other Stockholders specifying the identity of the prospective transferee(s) and disclosing in reasonable detail the number of Shares, the price, which shall be payable solely in cash at the closing of the transaction or in installments over time, a good faith estimate of the Transfer Costs for such transfer and other terms and conditions of the proposed transfer, including, without limitation, the expected aggregate holdings (in terms of dollars and percentage) by the Principal Stockholder of the Shares immediately after consummation of such proposed transfer. The Stockholders who elect to participate in the proposed transfer (the “Tag Along Stockholders”) shall deliver written notice of their election to participate to the Principal Stockholder prior to the expiration of such 20-day period.
               (c) Each Tag Along Stockholder will be entitled to sell in such proposed transfer, at the same price and on the same terms as the Principal Stockholder, a number of Shares equal to the product of (x) the quotient determined by dividing the number of Shares then held by such Tag Along Stockholder by the aggregate number of Shares held by the Principal Stockholder and all Tag Along Stockholders multiplied by (y) the number of Shares to be sold in such proposed transfer. The number of Shares proposed to be transferred by the Principal Stockholder in the current transfer shall be reduced to the extent necessary to provide for the sale of Shares by each Tag Along Stockholder exercising its rights hereunder.
               (d) Permitted Transfer. The transferring Principal Stockholder and the Tag Along Stockholders may transfer the Shares at the price and on the terms and conditions set forth in the sale notice for a period of 60 days from the expiration of the 20-day period commencing on the date of delivery of the sale notice to the Other Stockholders. Any Shares not transferred within such period again shall be subject to the provisions of this Section 3.3 in connection with any subsequent transfer.
               (e) Failure to Exercise Option. The failure of any Other Stockholder to give written notice as specified in this Section 3.3 within the time period specified herein shall be deemed to be a waiver of its rights under this Section 3.3.
          3.4 Bring-Along Right
               (a) Buyout Notice. In the event that one or more Stockholders who, together, beneficially own 50% or more of the Shares (collectively, the “Selling Stockholder”) shall have received a bona fide offer from a Person that is not an Affiliate or Permitted Transferee of the Selling Stockholder (or shall have entered into a bona fide written agreement with such Person) relating to a Sale of the Company, and the Selling Stockholder desires to effect, or cause the Company to effect, such Sale of the Company, the Selling Stockholder shall be entitled, after complying with the provisions of Section 3.2(a), to give a notice (a “Buyout Notice”) to the other Stockholders (the “Bring-Along Stockholders”), not less than 60 days prior to the closing of such Sale of the Company, stating that it proposes to effect (or cause the Company to effect) such transaction, specifying the name and address of the proposed parties to such transaction, the anticipated closing date, the consideration payable in connection therewith and the terms and conditions thereof, and attaching a copy of all writings between the Selling Stockholder (or the Company) and the other parties to such Sale of the Company transaction necessary to establish the terms of such transaction. A Stockholder shall not be required to comply with Section 3.3 with respect to a Sale of the Company pursuant to this Section 3.4
          (b) Required Sale. Each Bring-Along Stockholder hereby appoints the Selling Stockholder and any of its successors and assigns attorney-in-fact and grants it an irrevocable proxy, coupled with an interest, to vote in respect of any Sale of the Company subject to this Section 3.4. The irrevocable proxy will be effective for all time and has no termination date. Each Bring-Along Stockholder hereby represents that any other proxies heretofore given in respect of its Shares are not irrevocable and are hereby revoked. Each Bring-Along Stockholder hereby approves, ratifies and confirms all actions that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. The irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporate Law. Each Bring-Along Stockholder agrees that, upon the giving of a Buyout Notice by the Selling Stockholder, it shall be obligated to transfer all Shares held by it in exchange for the per-share purchase price of the Sale of the Company transaction (and hereby waives any dissenters’ rights, appraisal rights or similar rights in connection with any merger or consolidation and agrees to take all necessary action to evidence such waiver and to cause the Company to consummate the proposed transaction, including executing such documents as may be reasonably required by the Selling Stockholder in connection with such sale); provided, that the Bring-Along Stockholders shall only be obligated as provided in this Section 3.4 if (i) the Selling Stockholder shall sell all of its Shares in, or vote all of its Shares in favor of, such Sale of the Company transaction, (ii) each Bring-Along Stockholder shall receive the same per Share consideration as the Principal Stockholder in the Sale of the Company transaction (in the case of any Common Stock Equivalent, as adjusted for any amounts payable upon exercise, conversion or exchange), and (iii) the consideration received by each Bring-Along Stockholder shall be in the form of cash, and (iv) no Bring-Along Stockholder shall be required to make any representation, covenant or warranty in connection with the Sale of the Company other than with respect to its beneficial and record ownership of, and authority to sell, its Shares, free and clear of any liens, claims, options, charges, encumbrances and rights (other than those arising hereunder); provided, each such Bring-Along Stockholder shall participate, pro rata, based upon the number of Shares being sold by the Selling Stockholder and each Bring-Along Stockholder, (A) in any indemnity liabilities to the purchaser in such transaction, and (B) in any escrow for the purpose of satisfying any such indemnity liabilities, and (v) each Bring-Along Stockholder is provided with a fairness opinion from an Independent Appraiser, stating that the per Share consideration is fair from a financial point of view.
          3.5 Costs. All reasonable costs and expenses incurred by any Stockholder in connection with a transfer hereunder (other than a transfer in which (i) the Selling Stockholder shall have exercised its bring-along right under Section 3.4 or (ii) the Principal Stockholder shall have exercised its rights under Section 3.7), including all attorneys’ fees, costs and disbursements and any finders’ fees or brokerage commissions, and all fees and expenses of any third party incurred, pursuant to the terms hereof, in connection with a determination of Fair Market Value (collectively, “Transfer Costs”) shall be allocated pro rata among the Stockholders transferring Shares, with each bearing that portion of such costs and expenses equal to a fraction, the numerator of which shall be the amount of the gross proceeds received in such transfer by such Stockholder and the denominator of which shall be the total amount of the gross proceeds received by all Stockholders in such transfer. All reasonable costs and expenses incurred by the Stockholders in connection with a transfer in which the Selling Stockholder shall have exercised its bring-along right under Section 3.4 or in which the Principal Stockholder shall have exercised its right under Section 3.7, including fees, costs and disbursements of one counsel chosen by the Selling Stockholder or the Principal Stockholder, and any finders’ fees or brokerage commissions, shall be paid by the Selling Stockholder or the Principal Stockholder, in each case, as applicable.
          3.6 Closings. At any closing for the purchase of Shares, each Stockholder selling Shares shall deliver certificates representing such Shares, duly endorsed with a signature guarantee for transfer and accompanied by all requisite transfer taxes, if any, and such Shares shall be free and clear of any liens, claims, options, charges, encumbrances or rights (other than those arising hereunder), and such selling Stockholder shall so represent and warrant, and each shall further represent that it is the beneficial and record owner of such Shares and has the authority to sell such Shares. At such closing, each purchaser of Shares shall deliver at such closing payment for the cash portion of the consideration for the Shares purchased by it by certified or official bank check or wire transfer and shall pay the balance in accordance with the agreed upon terms. At such closing, all of the parties shall execute such additional documents as are otherwise customary and appropriate.
          3.7 Purchase Upon Exercise of Registration Rights. If the Minority Stockholder makes a Demand Registration (as defined in the Registration Rights Agreement) at any time prior to an IPO, then within ten (10) days of a Request (as defined in the Registration Rights Agreement), the Principal Stockholder may elect by delivering a written notice (“Section 3.7 Exercise Notice”) to the Minority Stockholder to purchase all but not less than all of such number of Shares as the Minority Stockholder proposes to be registered pursuant to the Request (the “Section 3.7 Stock”) for cash at Fair Market Value of the Shares being purchased by the Principal Stockholder. If within 10 days of the Request the Minority Stockholder and the Principal Stockholder do not agree on the Fair Market Value of the Section 3.7 Stock, in accordance with the definition of Fair Market Value, the Minority Stockholder and the Principal Stockholder shall meet and confer regarding plans and proposals for a Sale of the Company and the Fair Market Value shall be determined in accordance with such definition. Upon determination of the Fair Market Value of the Shares subject to a Sale of the Company (which shall be no later than the 40th day after the Request), the Principal Stockholder shall (subject to its rights under Section 3.4), at the option of the Minority Stockholder purchase the Section 3.7 Stock at the Fair Market Value; provided, the Principal Stockholder may elect not to purchase the Section 3.7 Stock, provided, further that the Request shall be reinstated, the Minority Stockholder shall be entitled to its rights as an Initiating Holder (as such term is defined in the Registration Rights Agreement) and the Company shall comply with its obligations under the Registration Rights Agreement. The closing of a transfer contemplated by this Section 3.7 shall occur on or before 45 days from the date of the Request and in accordance with Sections 3.5 and 3.6 above and the closing of a sale of the Company contemplated by this Section 3.7, notwithstanding the provisions of Section 3.4 shall occur on or before 60 days from the date of the Request and in accordance with Sections 3.5 and 3.6 above . The failure of the Principal Stockholder to give any written notice specified in this Section 3.7 within the time period specified herein shall be deemed to be a waiver of its rights under this Section 3.7.
4.	ALL TRANSFERS IN COMPLIANCE WITH LAW AND SUBJECT TO THIS AGREEMENT; SUBSTITUTION OF TRANSFEREE.
          4.1 Violation of Transfer Provisions. Any purported transfer of any Shares by any Stockholder in violation of any provision of this Agreement shall be void and shall not transfer any interest in or title to the purported transferee. The Company shall not be required to (i) transfer on its books any Shares in connection with any transfer in violation of any of the provisions set forth in this Agreement, or (ii) treat as owner of such Shares or to accord the right to vote as such owner or to pay dividends to any transferee of such Shares in such transfer.
          4.2 Compliance with Law; Substitution of Transferee. In addition to the other restrictions on transfer contained in this Agreement, the Shares have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or pursuant to an exemption from such registration. Notwithstanding any other provision of this Agreement, no transfer may be made unless (i) each transferee of Shares (other than a transferee in a Registered Sale or in a transfer pursuant to Section 3.1(c) but including all transferees in transactions pursuant to Sections 3.1(b)) shall agree in writing to be bound by the terms and conditions of this Agreement pursuant to an Instrument of Accession in the form of Exhibit A hereto and shall cause his or her spouse, if any, to execute a Spousal Waiver in the form of Exhibit B attached hereto, if such transferee is a natural person who resides in a state with a community property system, and (ii) the transfer shall comply in all respects with the applicable provisions of this Agreement, and with applicable federal and state securities laws including the Securities Act, and the Company may require such information from the transferor as is necessary to permit the Company or its counsel to make a determination as to such compliance. Upon becoming a party to this Agreement, subject to Section 6.2, a transferee shall enjoy the same rights and be subject to the same obligations as its predecessor hereunder.
5.	ISSUANCES OF CAPITAL STOCK BY THE COMPANY; PREEMPTIVE RIGHT
          5.1 Preemptive Right. The Company shall give each Stockholder 30 days’ prior written notice of the proposed issuance or sale by the Company or any of its Subsidiaries of any Common Stock, any Common Stock Equivalent, preferred stock of the Company (or any other security exercisable for or convertible into any shares of any series of preferred stock), any equity or debt securities of any Subsidiary of the Company or any securities evidencing Indebtedness or other securities or equity or debt interest of the Company or any of its Subsidiaries (each, a “New Issuance”) other than Common Stock or Common Stock Equivalents issued or sold by the Company or any of its Subsidiaries (i) to the Company’s employees, independent contractors, strategic partners, consultants or directors pursuant to arrangements approved unanimously by the Board of Directors, (ii) in connection with acquisitions of other companies or businesses, (iii) as a stock split or stock dividend, (iv) pursuant to the exercise, conversion or exchange of any then outstanding Common Stock Equivalent, (v) pursuant to a public offering registered under the Securities Act, or (vi) in connection with a Sale of the Company. Such notice shall specify the number and class of securities to be issued, the rights, terms and privileges thereof, the price at which such securities shall be issued and the portion such Stockholder shall be entitled to purchase pursuant to this Section 5.1. Each Stockholder shall be entitled to purchase that portion of a New Issuance equal to a fraction, the numerator of which shall be the total number of Shares owned by such Stockholder, giving effect, without duplication, to all Common Stock Equivalents owned by such Stockholder, whether or not then convertible, exercisable or exchangeable, but only to the extent then vested, and the denominator of which shall be the total number of Shares then outstanding, giving effect, without duplication, to all Common Stock Equivalents outstanding, whether or not then convertible, exercisable or exchangeable, but only to the extent then vested (including such Stockholder’s Shares), at the most favorable price and on the most favorable terms as are offered to any other Persons, by giving written notice of such election to the Company within 15 days after notice of such New Issuance has been given to such Stockholder; provided, however, that no Stockholder shall have any right to purchase securities pursuant to this Section 5.1 if, prior to a sale of securities to such Stockholder pursuant to this Section, such securities would be required to be registered under the Securities Act. The failure of a Stockholder to give any written notice specified in this Section 5.1 within the time period specified herein shall be deemed to be a waiver of its rights under this Section 5.1.
          5.2 Closing of New Issuance. Upon the expiration of the offering period described above, the Company shall be entitled to sell such securities which the Stockholders have not elected to purchase during the 120-day period following such expiration at a price and on terms and conditions no more favorable to the purchasers thereof than those offered to the Stockholders. Any such securities offered or sold by the Company after such 120-day period must be reoffered to the Stockholders pursuant to the terms of this Section. The closing of any purchase by the Stockholders pursuant to Section 5.1 shall be held at the time and place of the closing of, and on the same terms and conditions as, the New Issuance, or at such other time and place as the parties to the transaction may agree. At such closing, the participating Stockholders shall deliver, by certified or official bank check or wire transfer, so much of the purchase price for its portion of the New Issuance as is payable in cash and shall pay the balance in accordance with the agreed upon terms of the transaction, and all parties to the transaction shall execute such documents as are otherwise customary and appropriate.
6. GOVERNANCE.
          6.1 Board Composition; Corporate Action.
               (a) Board Composition. Each Stockholder shall vote all of the voting securities of the Company over which such Stockholder has voting control and shall take all other necessary or desirable actions within its control (whether in its capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary or desirable actions within its control (including calling special board and stockholder meetings), so that during the term of this Agreement (subject to Section 6.2):

               (i) the authorized number of directors constituting the entire Board of Directors shall be five;
               (ii) the following persons shall be elected to the Board of Directors at each election of directors:
(A)	two individuals, in the aggregate, designated by the Principal Stockholder and any other transferee of the Principal Stockholder as provided in Section 6.2;

(B)	one individual designated by the Minority Stockholder and any other transferee of the Minority Stockholder as provided in Section 6.2; and

(C)	two individuals, who shall be (i) Independent and (ii) designated jointly (but not individually) by the directors designated under subclauses (A) and (B) above (the “Independent Directors”);
               (iii) any member of the Board of Directors who shall be designated for removal from the Board of Directors by the Person(s) authorized to designate such member for election pursuant to clause (ii) of this Section 6.1(a) shall be removed from the Board of Directors;
               (iv) each director of the Company who is appointed pursuant to Section 6.1(a)(ii) shall be entitled to representation on each committee, if any, of the Board of Directors at least proportionate to his or her representation on the Board of Directors, unless and except to the extent otherwise required by any applicable law or rule promulgated by the SEC or stock exchange on which the securities of the Company are listed;
               (v) each of the Principal Stockholder and the Minority Stockholder shall be entitled to appoint one director (each which director shall be a then current member of the Board of Directors) to each board of directors of each Subsidiary of the Company (or equivalent governing body); provided that at the election of the Minority Stockholder or the Principal Stockholder the composition of each board of directors of any Subsidiary of the Company may be established in accordance with Section 6.1(a)(ii); and
               (vi) any vacancy on the Board of Directors created by reason of the death, removal or resignation of a member shall be filled by an individual designated by the Person(s) authorized to designate such member for election pursuant to clause (ii) of this Section 6.1(a).
               (b) Corporate Action. The Company shall not, directly or indirectly, without the affirmative vote or written consent of the Minority Stockholder:

               (i) enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with, or make any loan or advance to, or purchase, assume or guarantee any Indebtedness to or from, any of its Affiliates or stockholders (or any Affiliate of any stockholder) or any Person in which an Affiliate of the Company or any of its Subsidiaries (other than a Subsidiary of the Company) has an interest as a director, officer, employee or greater than 5% stockholder or interest through a relationship with a Family Member or any Person related by marriage to a Family Member, except (1) necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, but in no event for consideration in excess of $1,000,000 per annum, in one or a related series of transaction (2) transactions with another wholly-owned Subsidiary of the Company or the Company and (3) transactions in existence as of the date hereof;
               (ii) amend, alter, change, repeal or waive any provision of its or any of its Subsidiaries Certificate of Incorporation or its By-laws (or applicable governing documents) in any manner (whether by merger, consolidation or otherwise), that would adversely affect the rights, preferences or privileges of the Minority Stockholder; unless such amendment, alteration, change, repeal or waiver applies equally in such adverse manner and same proportion to the Principal Stockholder;
               (iii) make any material change, through acquisitions, dispositions of assets, or otherwise, in the nature of the business of the Company and its Subsidiaries unless such action is approved by both Independent Directors designated pursuant to Section 6.1(a)(ii)(C); or
               (iv) enter into any contract, agreement, commitment or understanding with respect to any of the foregoing.
          6.2 Termination of Section 6.1. From and after the date that any Stockholder entitled to designate an individual for Board membership and its Permitted Transferees hold in the aggregate Shares representing less than 50% of the Shares held in the aggregate by them on the date hereof (after taking into account any recapitalization, stock split or similar corporate action), such Stockholder and its Permitted Transferees shall no longer be entitled to designate any directors for election or removal pursuant to Section 6.1(a); provided, that the rights granted pursuant to Section 6.1(a) to designate an individual for Board membership may, at the option of the transferring Stockholder, be transferred, in whole but not in part, to any transferee of Shares from the Principal Stockholder or the Minority Stockholder in one or a series of related transactions pursuant to which such transferee acquires at least 50% of the Shares held in the aggregate by either the Principal Stockholder or the Minority Stockholder and their respective Permitted Transferees on the date hereof(after taking into account any recapitalization, stock split or similar corporate action), as applicable; provided, further that any director then serving who had been designated by such transferring Stockholder shall offer to resign immediately. From and after the date that the Minority Stockholder and its Permitted Transferees hold in the aggregate Shares representing less than 50% of the Shares held in the aggregate by them on the date hereof (after taking into account any recapitalization, stock split or similar corporate action), the affirmative vote or written consent of the Minority Stockholder shall no longer be required for purposes of Section 6.1(b); provided, that the rights granted pursuant to Section 6.1(b) may be transferred to any transferee of Shares from the Minority Stockholder in one or a series of related transactions pursuant to which such transferee acquires at least 50% of the Shares held in the aggregate by the Minority Stockholder and its Permitted Transferees on the date hereof (after taking into account any recapitalization, stock split or similar corporate action).
          6.3 Irrevocable Proxy. In order to effectuate Section 6.1 and in addition to and not in lieu of Section 6.1, each Stockholder hereby grants to the Secretary of the Company an irrevocable proxy solely for the purpose of voting all of the Shares held by the grantor of the proxy for the election of directors nominated only in accordance with Section 6.1.
          6.4 Liability Insurance. Within 90 days after the date hereof, the Company shall take, or cause to be taken, all commercially reasonable action necessary to cause the Company to maintain a directors’ liability insurance policy that is acceptable in all reasonable respects to the directors designated by the Principal Stockholder and the Minority Stockholder.
7.	STOCK CERTIFICATE LEGEND.
         A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company. Each certificate representing Shares now held or hereafter acquired by any Stockholder shall bear legends substantially in the following form:
THE SALE, ASSIGNMENT, HYPOTHECATION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH A “TRANSFER”) AND VOTING OF ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THE STOCKHOLDERS AGREEMENT, DATED AS OF APRIL 10, 2006, AMONG THE COMPANY AND THE STOCKHOLDERS NAMED THEREIN, A COPY OF WHICH MAY BE INSPECTED AT THE COMPANY’S PRINCIPAL OFFICE. THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH SECURITIES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF SUCH STOCKHOLDERS AGREEMENT.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.
8. MANAGEMENT STOCKHOLDERS.

          8.1 Call by the Company to the Management Stockholders.
               (a) Right to Purchase. Subject to all paragraphs of this Section 8.1 and to Sections 8.2, 8.3 and 8.4, the Company shall have the right to purchase from a Management Stockholder, and such Management Stockholder shall have the obligation to sell to the Company, all, but not less than all, of such Management Stockholder’s Shares:
               (i) at the Fair Market Value of the Shares to be purchased if such Management Stockholder’s employment with the Company or any of its Subsidiaries is terminated as a result of (A) the termination by the Company or any such subsidiary of such employment without Cause, (B) the death or Disability of such Management Stockholder, (C) the resignation of such Management Stockholder for Good Reason, or (D) the Retirement of such Management Stockholder;
               (ii) at the lesser of the Fair Market Value and the Carrying Value of the Shares to be purchased if such Management Stockholder’s employment with the Company or any of its Subsidiaries is terminated by the Company or any such subsidiary for Cause; or
               (iii) at the Fair Market Value or the Carrying Value of the Shares to be purchased, in the sole discretion of the Board of Directors, if such Management Stockholder’s employment with the Company or any of its Subsidiaries is terminated for any reason other than as a result of an event described in clauses (i) or (ii) of this Section 8.1(a).
               (b) Notice. If the Company desires to purchase Shares from a Management Stockholder pursuant to Section 8.1(a), it shall notify such Management Stockholder not more than 60 days after the occurrence of the event giving rise to the Company’s right to acquire such Management Stockholder’s Shares.
          8.2 Prohibited Purchases. Notwithstanding anything to the contrary herein, the Company shall not be permitted or obligated to purchase any Shares from a Management Stockholder hereunder to the extent (i) the Company is prohibited from purchasing such Shares by applicable law or by any debt instruments or agreements, including any amendment, renewal, extension, substitution, refinancing, replacement or other modification thereof (the “Financing Documents”) entered into by the Company or any of its direct or indirect Subsidiaries, (ii) a default has occurred under any Financing Document and is continuing, (iii) the purchase of such Shares would, or in the opinion of the Board of Directors might, result in the occurrence of an event of default under any Financing Document or create a condition which would or might, with notice or lapse of time or both, result in such an event of default, or (iv) the purchase of such Shares would, in the reasonable opinion of the Board of Directors, be imprudent in view of the financial condition (present or projected) of the Company or any of its Subsidiaries or the anticipated impact of the purchase of such Shares on the Company’s or any of its Subsidiaries’ ability to meet their respective obligations under any Financing Document. If Shares which the Company has the right or obligation to purchase on any date exceed the total amount permitted to be purchased on such date pursuant to the preceding sentence (the “Maximum Amount”), the

Company shall purchase on such date only that number of Shares up to the Maximum Amount (if any) (and shall not be required to purchase more than the Maximum Amount) in such amounts as the Board of Directors shall in good faith determine, applying the following order of priority:
     (A) First, the Shares of all Management Stockholders whose Shares are being purchased by the Company by reason of termination of employment due to death or Disability and, to the extent that the number of Shares that the Company is obligated to purchase from such Management Stockholders (but for this Section 8.2) exceeds the Maximum Amount, such Shares pro rata among such Management Stockholders on the basis of the number of Shares held by each of such Management Stockholders that the Company is obligated or has the right to purchase, and
     (B) Second, to the extent that the Maximum Amount is in excess of the amount the Company purchases pursuant to clause (A) above, the Shares of all Management Stockholders whose Shares are being purchased by the Company by reason of termination of employment without Cause or due to Retirement or resignation for Good Reason up to the Maximum Amount and, to the extent that the number of Shares that the Company is obligated to purchase from such Management Stockholders (but for this Section 8.2) exceeds the Maximum Amount, such Shares pro rata among such Management Stockholders on the basis of the number of Shares held by each of such Management Stockholders that the Company is obligated or has the right to purchase, and
     (C) Third, to the extent the Maximum Amount is in excess of the amounts the Company purchases pursuant to clauses (A) and (B) above, the Shares of all other Management Stockholders whose Shares are being purchased by the Company up to the Maximum Amount and, to the extent that the number of Shares that the Company is obligated to purchase from such Management Stockholders (but for this Section 8.2) exceeds the Maximum Amount, the Shares of such Management Stockholders in such order of priority and in such amounts as the Board of Directors in its sole discretion shall in good faith determine to be appropriate under the circumstances.
Notwithstanding anything to the contrary contained in this Agreement, if the Company is unable to make any payment when due to any Management Stockholder under this Agreement by reason of this Section 8.2, the Company shall make such payment at the earliest practicable date permitted under this Section 8.2.
          8.3 Closing; Payment. Subject to Section 8.2, the closing of the purchase of Shares by the Company from a Management Stockholder pursuant to Section 8.1 shall be held at the principal offices of the Company during the 30-day period following the date of the determination of Fair Market Value or Carrying Value, as the case may be.
          8.4 Management Sales Not Subject to Section 3.2 Procedures; Transfers by Management Stockholders to Permitted Transferees. Any sale pursuant to Section 8.1 may be made without complying with the provisions of Section 3.2. Any Shares transferred pursuant to Section 3.1(b) to a Permitted Transferee shall continue to be subject to the provisions of this Section 8 as though the transferring Management Stockholder were the holder of such Shares.

9. MISCELLANEOUS.
          9.1 Additional Parties. If the Company issues Common Stock or Common Stock Equivalents to any Person (other than pursuant to a Registered Sale), such Person shall execute an Instrument of Accession in the form of Exhibit A hereto and become a party hereto and, if such Person is a resident of a state with a community property system, cause his or her spouse to execute a Spousal Waiver in the form of Exhibit B attached hereto, and deliver such Instrument and Spousal Waiver, if applicable, to the Company. Upon such execution and delivery, such Person shall be deemed a ‘Stockholder’ for purposes of this Agreement.
          9.2 Notices. Any notice, payment, demand or communication (collectively, a “notice”) required or permitted to be given by this Agreement or applicable law shall be in writing and sent by first class mail, overnight courier, hand delivery or telephone conversation or e-mail; except, unless waived by the recipient, if such notice is made by telephone conversation or e-mail, such telephone conversation or e-mail shall be followed within 48 hours thereof by written notice sent by first class mail, overnight courier or hand delivery. Charges for any notice hereunder shall be prepaid and addressed as follows, or to such other address as such Person may from time to time specify by notice to the Stockholders or the Company, as the case may be:
               (a) if to the Company, to the Company at 377 Neva Lane, Denison, Texas, 75020 Attention John Cawthron; and
               (b) if to a Stockholder, to the address set forth in Schedule 1 hereto.
          Unless otherwise indicated herein, any notice shall be deemed to be delivered, given and received for all purposes as of the date delivered, or (x) if sent by first class mail, five business days after the date on which the same was deposited in a receptacle, regularly maintained by the United States Postal Service for the deposit of mail, or (y) if sent by overnight delivery with a nationally recognized overnight delivery service upon receipt, whichever occurs first.
          9.3 No Third-Party Beneficiaries. This Agreement is made solely and specifically among and for the benefit of the Stockholders and their respective permitted successors and assigns, and no other Person, unless express provision is made herein to the contrary, shall have any rights, interests or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.
          9.4 References to this Agreement; Headings; Scope. Unless otherwise indicated, “Articles,” “Sections,” “Subsections” and “Clauses” mean and refer to designated Articles, Sections, Subsections and Clauses of this Agreement. Words such as “herein,” “hereby,” “hereinafter,” “hereof,” “hereto” and “hereunder” refer to this Agreement as a whole, unless the context indicates otherwise. All headings in this Agreement are for convenience of reference only and are not intended to define or limit the scope or intent of this Agreement. This Agreement and the Registration Rights constitutes the entire understanding of the Stockholders with respect to the subject matter hereof and supersedes all prior understandings and agreements in regard hereto. All exhibits, schedules, instruments and other documents referred to herein, and as the same may be amended from time to time, are by this reference made a part hereof as though fully set forth herein.
          9.5 Validity of Agreement; Severability. Every provision of this Agreement is intended to be severable. If any provision hereof is illegal, invalid or unenforceable for any reason whatsoever, such provision will be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the invalid or unenforceable provision or by its severance from this Agreement. Further, in lieu of such illegal, invalid, or unenforceable provision, there will be automatically included, as part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. In the event the laws of the State of Delaware or other controlling law is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the date provided in such interpretation or amendment or in the event the interpretation or amendment does not otherwise provide, from the effective date of such interpretation or amendment.
          9.6 Further Action. Each Stockholder, upon the request of the Board of Directors or any other Stockholder, agrees to perform all further acts and execute, acknowledge, or deliver any instruments or documents and to perform such additional acts as may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.
          9.7 Governing Law. The laws of the State of Delaware, without reference to conflict of laws principles, shall govern the validity, construction and interpretation of this Agreement.
          9.8 Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if the parties hereto had signed the same document.
          9.9 No Implied Waiver. The Stockholders and the Company shall have the right at all times to enforce the provisions of this Agreement in strict accordance with the terms hereof, and no waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise provided in writing.
          9.10 Jurisdiction. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby may be brought exclusively in the courts of the State of Delaware and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address provided to the Company in accordance with Section 9.2, such service to become effective 10 days after such mailing.

          9.11 Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Principal Stockholder, the Minority Stockholder and the Company or, in the case of a waiver, by the party waiving compliance.
          9.12 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.
          9.13 Entire Agreement. This Agreement, the Registration Rights Agreement and the Transaction Agreement (collectively, the “Other Agreements”) are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement shall be deemed incorporated by reference into the Company’s Certificate of Incorporation and Bylaws and such Certificate of Incorporation and Bylaws shall be construed and interpreted in a manner consistent with this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings relating to such subject matter, other than those set forth or referred to herein or in the Other Agreements. This Agreement and the Other Agreements supersede all prior agreements and understandings between the Company and the other parties to this Agreement with respect to such subject matter.
          9.14 Escrow. If the Merger is not consummated in accordance with the terms of that certain Agreement and Plan of Merger (the “Merger Agreement”) by and between the Company and Timco as contemplated by the Transaction Agreement or if the Merger Agreement is terminated, the Company and the Principal Stockholder shall take all such necessary and required action to cause the Escrow Agent (as defined in that certain Escrow Agreement by and between Timco and the Company as contemplated by the Transaction Agreement (the “Escrow Agreement”) to release and deliver to the Principal Stockholder 80.52% of the Escrow (as defined in the Esc row Agreement) and to the Minority Stockholder 19.48% of the Escrow, in accordance with such Escrow Agreement, including issuing joint instructions to release such funds as contemplated therewith.
10. TERMINATION.
          10.1 Termination as to Stockholder. This Agreement shall terminate as to any Stockholder at such time as the Stockholder shall beneficially own no Shares; provided, however, that the provisions of this Agreement shall continue in effect for the purpose of enforcing all obligations and undertakings having theretofore become operative; and provided further, that a transfer of Shares not explicitly permitted under this Agreement shall not relieve a Stockholder of any of its obligations hereunder.
          10.2 Termination of Agreement. This Agreement shall continue in effect until termination of this Agreement by written agreement of the Principal Stockholder and the Minority Stockholder.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

STOCKHOLDERS

LJH, LTD.

By:
Name:	Lacy Harber
Title:

OWL CREEK I L.P.
By:	Owl creek Advisors, LLC its General Partner

By:
Name:	Jeffrey Altman
Title:	Managing Member

OWL CREEK II L.P.
By:	Owl creek Advisors, LLC its General Partner

By:
Name:	Jeffrey Altman
Title:	Managing Member

OWL CREEK OVERSEAS FUND LTD.

By:
Name:	Jeffrey Altman
Title:	Director

OWL CREEK OVERSEAS FUND II, LTD.

By:
Name:	Jeffrey Altman
Title:	Director

THE COMPANY

TAS HOLDING, INC.

By:
Name:
Title:

ANNEX A
Owl Creek I, L.P.
Owl Creek II, L.P.
Owl Creek Overseas Fund, Ltd.
Owl Creek Overseas Fund II, Ltd.

SA-1

EXHIBIT A
INSTRUMENT OF ACCESSION
     The undersigned, ___, as a condition precedent to becoming the owner or holder of record of ___( ) shares of [description of securities], of TAS Holding, Inc., a Delaware corporation (“Company”), hereby agrees to become a stockholder, party to and bound by that certain Stockholders Agreement, dated as of ___, 2006, by and among the Company and certain stockholders of the Company. This Instrument of Accession shall take effect and shall become an integral part of said Stockholders Agreement immediately upon execution and delivery to the Company of this Instrument.
     IN WITNESS WHEREOF, this INSTRUMENT OF ACCESSION has been duly executed by or on behalf of the undersigned as of the date below written.

[For Entities]

By:
Name: Title:

[For Individuals]

Name:

Address:

Date:

Accepted:
TAS HOLDING, INC.

By:

Date:

EXHIBIT B
ONLY INCLUDE THIS EXHIBIT B AS AN ATTACHMENT TO YOUR AGREEMENT IF YOU INCLUDED THE REFERENCE TO A SPOUSAL WAIVER IN SECTION 3 THEREOF.
SPOUSAL WAIVER
     ___[Insert Name of Spouse] hereby waives and releases any and all equitable or legal claims and rights, actual, inchoate or contingent, which ___[insert ‘he’ or ‘she’] may acquire with respect to the disposition, voting or control of the Shares subject to the Stockholders Agreement, dated as of ___, as the same may be amended from time to time, except for rights in respect of the proceeds of any disposition of such Shares.

[Signature of Spouse]

SCHEDULE 1
Principal Stockholder—377 Neva Lane, Denison, TX 75020 Attention: Lacy Harber
with a copy to with a copy to Bracewell & Giuliani, LLP, 500 N. Akard Street, Suite 4000, Dallas, Texas 75201-3387 Attention: Michael W. Tankersley, Esq.,
Minority Stockholder— 640 Fifth Avenue, 20th Floor New York, NY 10019 Attention : Daniel Sapadin—CFO
with a copy to Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022 Attention: Peter J. Halasz, Esq.